Exhibit 10.12

Summary Sheet for Director Fees

Currently, each non-employee member of the Board receives $1,000 for each Board meeting attended in person and $500 for each telephonic meeting of the Board participated in, and $1,000 for each committee meeting attended and $500 participated in by telephone of which such non-employee member of the Board is a member. In addition, the Chairman of the Board receives an annual retainer of $49,000. The Chairman of the Audit Committee receives an annual retainer of $34,000. Each non-employee member of the Board, other than the Chairman of the Board and Audit Committee Chair, receives an annual retainer of $24,000. Each of the annual retainers are paid on a quarterly basis. Directors are eligible to receive awards pursuant to the 2006 Equity Incentive Plan. Directors who are not employees are also eligible to receive grants under the Company’s 2006 Equity Incentive Plan. A copy of the forms of stock option agreement is filed as an exhibit to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Directors are also eligible to participate in Non-Employee Directors Stock Fee Election Program (the “Program”) under the Company’s 2006 Equity Incentive Plan. The Program gives each non-employee director the right under the Incentive Plan to elect to have some or all of his quarterly director fees paid in shares of the Company’s common stock rather than cash. The minimum amount that can be the subject of such election by a director is 25% of his quarterly director fees. The shares to be issued will be valued based on the last reported sale price of the common stock as reported on The American Stock Exchange on the first business day of each calendar quarter when quarterly director fees are paid. The number of shares that will be issued for any such quarterly director fees with respect to which an election is in effect will be equal to the amount of the election divided by the applicable last sale price. No fractional shares will be issued and a director will receive cash in lieu of any fractional shares. That portion of the quarterly director fees for which no election is in effect will continue to be paid in cash. The shares so purchased will be deemed fully vested as of the quarterly payment date.